Exhibit (a)(1)(F)
FORM OF INITIAL E-MAIL NOTIFICATION TO ELIGIBLE EMPLOYEES
REGARDING THE OFFER TO EXCHANGE ELIGIBLE OPTIONS
To: Holders of Eligible Options
The purpose of this e-mail is to notify you that, as a holder of performance options with an exercise price of $25.00 per share granted on March 1, 2000 in connection with that certain Asset Purchase Agreement, dated as of March 1, 2000, by and among Perot Systems Corporation, PSSC Acquisition Corporation, Solutions Consulting, Inc., Mark G. Miller and Sanford B Ferguson, you may be eligible to participate in our offer to exchange such eligible options for a lesser number of replacement options (the “Offer”).
We have filed a tender offer statement with the U.S. Securities and Exchange Commission relating to the Offer. The Offer is officially open as of November 15, 2005 and is scheduled to expire at 6:00 p.m. Eastern Time on December 15, 2005, unless extended by us.
You will receive an Offer to Exchange package via mail at your home address this week. For your convenience, I have also attached to this e-mail:
     (i) a letter providing further details regarding the Offer;
     (ii) the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated November 15, 2005 (the “Offer to Exchange”), which contains information about the Offer, including a detailed set of questions and answers;
     (iii) a copy of the Letter of Transmittal; and
     (iv) a copy of the Form of Withdrawal of Participation in the Offer.
Each of these materials was also included in the package mailed to your home address. Please read the Offer to Exchange and the other materials provided to you in connection with the Offer carefully. The Offer materials contain time-sensitive deadlines.
Three conference calls are scheduled for Thursday, Friday and Monday, November 17, 18 and 21, 2005 to explain the mechanics of the Offer. The call details are as follows:
Thursday, November 17 at ___.m. CST
Friday, November 18 at ___.m. CST
Monday, November 21 at ___.m. CST
USA Toll Free Number:
USA Toll Number:
PASSCODE:

If you have questions prior to the conference call, contact me at (972) 577 6058.
Thank you,

Terri Gibbons
Stock Plan Administrator